Exhibit 10.1

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the "Agreement") dated as of June 28, 2016, is made by and between SunEdison, Inc. and Subsidiaries, (collectively the “Company”), and Ankura Consulting Group, LLC (“Ankura” or the “Manager”).

Recitals:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which the Manager will perform management services for the Company, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.    Engagement. The Company hereby engages the Manager as an independent contractor to the Company, and the Manager hereby accepts such engagement, on the terms and conditions set forth in this Agreement. The Company is hereby acquiring from the Manager the services of Philip J. Gund (“Gund”) and Salvatore LoBiondo, Jr. (“LoBiondo”), as well as other professionals, as set forth below. All compensation for the services and actions of Gund and LoBiondo and others under this Agreement will be paid to the Manager.

2.    Duties.

(a)    The Company represents to the Manager that its Board of Directors (the "Board") has duly approved the retention of the Manager and approved the terms of this Agreement, including the appointment of Philip J. Gund as the Chief Financial Officer and Salvatore LoBiondo as Senior Vice President, Corporate Controller (“SVP, Corporate Controller”) of the Company. The Manager will assign Gund and LoBiondo to serve as Chief Financial Officer and SVP, Corporate Controller of the Company, respectively. Subject to the prior approval of John S. Dubel, CEO and CRO (“Dubel” or “CEO and CRO”), the Manager may assign additional personnel of the Manager to act in various capacities to carry out other services required of the Manager hereunder. Compensation for such additional service will be based on a monthly fee that is mutually agreeable between Ankura and the CEO and CRO, subject to court approval. To the extent additional resources are required to carry out the Managers services, specific employees will be identified and this Management Agreement will be amended as appropriate.

(b)    Gund and LoBiondo, in their roles as Officers, shall be authorized to make decisions that are customary in their duties as CFO and SVP, Corporate Controller in such manner as they deem necessary or appropriate in their sole discretion consistent with the business judgment rule, subject only to appropriate governance by the Board in accordance with the Company’s Bylaws and applicable law.

(c)    In undertaking to provide the services set forth herein, the Manager does not guarantee or otherwise provide any assurances that it will succeed in restoring the Company’s operational and financial health and stability, and the Company’s obligation to provide the compensation specified under Section 4 hereof shall not be conditioned upon any particular results being obtained by the Manager.

(d)    In view of the Company’s precarious present circumstances, the Company acknowledges that Gund and LoBiondo may be required to make decisions with respect to extraordinary measures quickly and that the depth of their analysis of the information on which their decisions will be based may be limited in some respects due to the availability of information, time constraints and other factors. Moreover, Gund and LoBiondo shall be entitled, in performing their duties hereunder on behalf of the Manager, to rely on information disclosed or supplied to them without verification or warranty of accuracy or validity.

(e)    Gund will report to the CEO and CRO and LoBiondo will report to Gund. Gund and LoBiondo will endeavor to keep the CEO and CRO fully apprised of their findings, plans and activities. The Company understands that Gund and LoBiondo will communicate with the landlords, vendors and other creditors of the Company and their respective professionals, as to the status of operations and other matters regarding the Company.

3.    Term. The term of the Manager's engagement hereunder shall commence on the date hereof and shall continue on a month to month basis for each, Gund and LoBiondo separately, until terminated by either party at the end of any such month upon written notice to the other party given at least thirty days prior to the end of such month.

4.    Compensation. Our fees for the services set forth above will be fixed at a monthly rate of $125,000 per month for Gund and $125,000 per month for LoBiondo (prorated to the extent any period is a partial month, based on the respective start date, in the case of Gund, June 28, 2016, and LoBiondo, June 24, 2016, and end dates of Gund and LoBiondo), payable in advance on the first business day of each month. This rate has been agreed to by the Company and the Manager, based upon the level of effort anticipated. There is no requirement for a minimum number of hours per month. The Manager will also be entitled to a discretionary success fee to be determined by the CEO and CRO and the Board, subject to Court approval.

These payments are requested to be paid via wire transfer. We will forward to you our wire instructions under separate cover.

5.    Confidentiality. The Manager and the Company, agree to treat any information received from the Company or its representatives with utmost confidentiality and except as provided in this Agreement, will not publish, distribute or disclose in any manner any information developed by or received from the Company or its representatives without the Company’s prior approval. Such approval shall not be unreasonably withheld. The Company’s approval is not needed if either the information sought is required to be disclosed by an order binding on the Manager, issued by a court having competent jurisdiction over the Manager (unless such order specifies that the information to be disclosed is to be placed under seal), or such information is otherwise publicly available.

6.    Representations and Warranties.

As an inducement to the Manager to enter into this Agreement, the Company represents and warrants to the Manager the following:

(a)    SunEdison, Inc. is a corporation and SunEdison and its Subsidiaries are duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate powers to enter into this Agreement.

(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein nor compliance by the Company with any of the provisions hereof or thereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party, other than the approval of the Bankruptcy Court.

(c)    This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(d)    To the actual knowledge of the Company, without inquiry or investigation, the Company is not aware of any document or written statement regarding the Company furnished to the Manager by any member of senior management of the Company which contained, when made, any untrue statement of a material fact or omitted to state a fact necessary to make the statements made therein, in light of the circumstance under which they were made, not misleading, excluding (i) statements which the Manager believes or has reason to believe, as of the date hereof, are inaccurate and (ii) financial projections. To the actual knowledge of the Company, without inquiry or investigation, the Company is not aware of any fact that materially and adversely affects the business, operations, affairs, conditions, prospects or properties of the Company that has not been communicated to or known by the Manager prior to the date hereof. For purposes of this Agreement, the actual knowledge of the Company shall mean the actual knowledge of an officer or Board member of the Company.

(e)    The Company and the Manager acknowledge that this agreement is subject to approval by the Bankruptcy Court and will be nun pro tunc from June 24, 2016 to such approval date.

7.    Indemnification.

(a)    Subject to the approval of the Bankruptcy Court, the Company shall indemnify and hold harmless the Manager and its principals, employees, representatives or agents (including counsel) (collectively, the "Manager Indemnitees") in their capacity as officers of the Company from and against any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements, including without limitation, the costs, fees, expenses and disbursements, as an when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which any Manager Indemnitee is a party) (any such amount being hereinafter sometimes referred to as an "Indemnifiable Loss"), directly or indirectly caused by, relating to, based upon, arising out of or in connection with this engagement of the Manager by the Company or the performance by the Manager of any services rendered pursuant to such engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding the Manager directly liable for gross negligence, willful misconduct, breach of fiduciary, self-dealing or bad faith.

(b)    If any Manager Indemnitee is required to testify at any time after the expiration or termination of this Agreement at any administrative or judicial proceeding relating to any services provided by the Manager hereunder, then the Manager shall be entitled to be compensated by the Company for the Manager's associated time charges at the regular hourly rates in effect at the time and to be reimbursed for reasonable out-of-pocket expenses, including counsel fees.

(c)    The Company shall maintain directors and officers liability insurance coverage, comparable as to terms and amounts that have been provided to the Manager, during the term of this Agreement, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the insurer. Upon any cancellation or nonrenewal of the coverage by the insurer, the Company shall exercise their rights to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder. The Company will notify its D&O insurance carrier of this agreement and list Gund and LoBiondo as officers of the Company.

8.    Independent Contractor. The parties intend that the Manager shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status. The Manager shall not be entitled to any benefits paid by the Company to their employees. The Manager shall be solely responsible for any tax consequences applicable to the Manager by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Manager's performance of management services hereunder. The parties agree that, subject to the terms and provisions of this Agreement, the Manager may perform any duties hereunder and set the Manager's own work schedule without day-to-day supervision by the Company.

9.    Trial. The Company agrees that neither they nor any of their assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of or in connection with the engagement of the Manager by the Company or any services rendered pursuant to such engagement, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and the Manager and these provisions shall be subject to no exceptions. Neither party has agreed with or represented to the other that the provisions of this section will not be fully enforced in all instances.

10.    Jurisdiction. The Company hereby irrevocably and unconditionally (a) submit for itself and its property in any legal action or proceeding relating to the engagement of the Manager by the Company or any services rendered pursuant to such engagement, to the non-exclusive general jurisdiction of the Courts of the State of New York, the Courts of the United States of America for the District of Newark, and appellate courts from any thereof; (b) consent that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at their address set forth above or at such other address of which the Manager shall have been notified pursuant thereto; (d) agree that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and (e) waive , to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

11.    Survival of Agreement. Except as provided in this Agreement, the obligations set forth under the above captioned Confidentiality, Indemnification, Compensation, Trial, and Jurisdiction sections shall survive the expiration, termination, or supersession of this agreement.

12.    Conflicts. The Manager confirms that none of the principals or staff members of the Manager or of its affiliates has any financial interest or business connection with the Company, and the Manager is aware of no conflicts in connection with this agreement, except for those items previously disclosed to you.

13.    Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

14.    Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

15.     Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

16.    Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid; or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:

SunEdison, Inc.
13736 Riverport Drive
Maryland Heights, MO 63043
Attention: General Counsel

If to the Manager:

Ankura Consulting Group, LLC

747 Third Avenue, 35th Floor
New York, NY 10017
Attention: Philip J. Gund

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

18.    Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

/s/ John S. Dubel
SunEdison, Inc. and Subsidiaries
By:    John S. Dubel
Its:    CEO and CRO

Ankura Consulting Group, LLC

By:    /s/ Philip J. Gund